Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-125938) and Form S-8 (No. 333-127982, 333-88634, 333-44752, 333-40220, 333-74831, 333-05119, 333-05117) of Pacific Capital Bancorp of our report dated March 22, 2005, except as to the effects of the reclassification of 2004 and 2003 amounts for reportable segments as discussed in Note 25, as to which the date is March 14, 2006, relating to the 2004 and 2003 financial statements, which appears in this Annual Report on Form 10-K.

PricewaterhouseCoopers LLP

San Francisco, California

March 15, 2006